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Exhibit 21.1


Subsidiaries of Registrant Metrocall USA (a Delaware corporation)
McCaw RCC Communications, Inc. (a Washington corporation)
Advanced Nationwide Messaging Corporation (a Washington corporation) MSI, Inc. (a Nevada corporation)
Mobilefone Services, L.P. (a Texas limited partnership)